Exhibit 10.13

GENOMATICA LEASE EXPANSION

MEMORANDUM OF UNDERSTANDING

March 8, 2010

This MEMORANDUM OF UNDERSTANDING supplements the Lease dated April 18, 2008, and the Second Amendment to Lease dated November 25, 2009, between WATERIDGE GOODMAN INVESTORS, LLC, a California limited liability company, and WATERIDGE KIFFMANN INVESTORS, LLC, a California limited liability company (collectively “Landlord”), and GENOMATICA, INC., a Delaware corporation (“Tenant”).

Tenant hereby approves Version 2.4 the cost estimate dated 3/1/10 provided by Essrig Taylor Construction, Inc. (ETC) for expansion of the Premises per the Second Amendment to Lease dated November 25, 2009 and the Approved Working Drawings prepared by Architect Bob Beeler and authorizes the work to proceed. The total budget for the work with a 5% contingency factor is $374,073, of which Genomatica is responsible for $336,438, but reduced to $208,935 by application of the basic and Over Allowance tenant improvement allowances. If any portion of the contingency is not used the cost to Genomatica would be reduced by the amount of contingency (including contractor overhead and profit) not used.

The Expansion consists of Phase One Expansion into newly occupied space with a projected completion date of April 15, 2010 (except that the Office Suite on the second floor will be completed by March 31, 2010) and Phase Two, reworking existing space, with an expected completion date of May 31, 2010.

The Tenant Improvement Allowance available per the Second Amendment to Lease for the Phase One Expansion is $85,000, and an additional Over-Allowance Amount of $42,500 is also available. The Tenant herby gives notice to the Landlord that it will be using the Over-Allowance. Tenant agrees to pay for all approved expansion costs that exceed the total Tenant Improvement Allowance of $127,500, and to make amortizing payments of $1,042.83 for 50 months from 6/1/10 through 7/1/14 for the use of the Over-Allowance, in addition to rent payable by the lease.

Upon completion of Phrase One Expansion work, and it’s availability for occupancy, the Rent for the Expansion Space will be commenced as stated in the Lease. Genomatica acknowledges that it has met the financing contingency in paragraph 3 of the Second Amendment to Lease and that the term of the lease has been extended to July 31, 2014.

The Parties agree that the reception area of the Common Area may be used by Tenant on a nonexclusive basis, including placing a receptionist in the space. Landlord reserves the right to allow other tenants of the property to access their space through this lobby area, and make suitable arrangements for exterior and interior signs and access by other tenants and their visitors. The front doors may not be locked to other tenants during the normal business hours established by Landlord, without the prior approval of Landlord.

As indicated in the Essrig Taylor Cost schedule, the cost of demising walls, replacing damaged flooring in the first floor elevator St stairwell lobby and the hallway to the building side door, and the pro-rata portion of contractor overhead, insurance costs, and profit will be borne by Landlord and not charged to the Tenant Improvement allowance.

IN WITNESS WHEREOF, this Memorandum of Understanding has been executed as of the day and year first above written.

“Landlord”:	WATERIDGE KIFFMANN INVESTORS, LLC,
a California limited liability company

By:
Helmut Kiffmann, Manager

WATERIDGE GOODMAN INVESTORS, LLC,
a California limited liability company

By:
Steven Goodman, Manager

“Tenant”:	GENOMATICA, INC., a Delaware corporation

By:
Christophe Schilling, Chief Executive Officer